EXHIBIT 4.4







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              TRUST PREFERRED SECURITIES GUARANTEE AGREEMENT


                         WPS RESOURCES CORPORATION


                         DATED AS OF JULY 30, 1998



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                              TABLE OF CONTENTS
                              -----------------

                                                                       Page
                                                                       ----

ARTICLE I  DEFINITIONS AND INTERPRETATION

SECTION 1.1    Definitions and Interpretation. . . . . . . . . . . . . .  2

ARTICLE II  TRUST INDENTURE ACT

SECTION 2.1    Trust Indenture Act; Application. . . . . . . . . . . . .  5
SECTION 2.2    Lists of Holders of Securities. . . . . . . . . . . . . .  5
SECTION 2.3    Reports by the Trust Preferred Guarantee Trustee  . . . .  6
SECTION 2.4    Periodic Reports to Trust Preferred Guarantee Trustee . .  6
SECTION 2.5    Evidence of Compliance with Conditions Precedent  . . . .  6
SECTION 2.6    Events of Default; Waiver . . . . . . . . . . . . . . . .  6
SECTION 2.7    Event of Default; Notice. . . . . . . . . . . . . . . . .  7
SECTION 2.8    Conflicting Interests . . . . . . . . . . . . . . . . . .  7

ARTICLE III  POWERS, DUTIES AND RIGHTS OF TRUST PREFERRED GUARANTEE TRUSTEE

SECTION 3.1    Powers and Duties of the Trust Preferred Guarantee
               Trustee.  . . . . . . . . . . . . . . . . . . . . . . . .  7
SECTION 3.2    Certain Rights of Trust Preferred Guarantee Trustee . . .  9
SECTION 3.3    Not Responsible for Recitals or Issuance of Guarantee . . 11

ARTICLE IV  TRUST PREFERRED GUARANTEE TRUSTEE

SECTION 4.1    Trust Preferred Guarantee Trustee; Eligibility. . . . . . 11
SECTION 4.2    Appointment, Removal and Resignation of Trust
               Preferred Guarantee Trustee . . . . . . . . . . . . . . . 12
SECTION 4.3    Compensation and Reimbursement of Expenses of Trust
               Preferred Guarantee Trustee . . . . . . . . . . . . . . . 13

ARTICLE V  GUARANTEE
SECTION 5.1    Guarantee . . . . . . . . . . . . . . . . . . . . . . . . 13
SECTION 5.2    Waiver of Notice and Demand . . . . . . . . . . . . . . . 13
SECTION 5.3    Obligations Not Affected. . . . . . . . . . . . . . . . . 13
SECTION 5.4    Rights of Holders . . . . . . . . . . . . . . . . . . . . 14
SECTION 5.5    Guarantee of Payment. . . . . . . . . . . . . . . . . . . 15
SECTION 5.6    Subrogation . . . . . . . . . . . . . . . . . . . . . . . 15
SECTION 5.7    Independent Obligations . . . . . . . . . . . . . . . . . 15

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ARTICLE VI  LIMITATION OF TRANSACTIONS; SUBORDINATION

SECTION 6.1    Limitation of Transactions. . . . . . . . . . . . . . . . 16
SECTION 6.2    Ranking . . . . . . . . . . . . . . . . . . . . . . . . . 16

ARTICLE VII  TERMINATION

SECTION 7.1    Termination . . . . . . . . . . . . . . . . . . . . . . . 17

ARTICLE VIII  INDEMNIFICATION

SECTION 8.1    Exculpation . . . . . . . . . . . . . . . . . . . . . . . 17
SECTION 8.2    Indemnification . . . . . . . . . . . . . . . . . . . . . 17

ARTICLE IX  MISCELLANEOUS

SECTION 9.1    Successors and Assigns. . . . . . . . . . . . . . . . . . 18
SECTION 9.2    Amendments. . . . . . . . . . . . . . . . . . . . . . . . 18
SECTION 9.3    Notices . . . . . . . . . . . . . . . . . . . . . . . . . 18
SECTION 9.4    Benefit . . . . . . . . . . . . . . . . . . . . . . . . . 19
SECTION 9.5    Governing Law . . . . . . . . . . . . . . . . . . . . . . 19

                           CROSS-REFERENCE TABLE
          FOR THE TRUST PREFERRED SECURITIES GUARANTEE AGREEMENT


    SECTION OF                                                     SECTION OF
 TRUST INDENTURE                                                   GUARANTEE
OF 1939, AS AMENDED                                                AGREEMENT
-------------------                                                ----------

310(a) . . . . . . . . . . . . . . . . . . . . . . . . . . . .         4.1(a)
310(b) . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1(c), 2.8
310(c) . . . . . . . . . . . . . . . . . . . . . . . . . . . . Not Applicable
311(a) . . . . . . . . . . . . . . . . . . . . . . . . . . . .         2.2(a)
311(b) . . . . . . . . . . . . . . . . . . . . . . . . . . . .         2.2(b)
311(c) . . . . . . . . . . . . . . . . . . . . . . . . . . . . Not Applicable
312(a) . . . . . . . . . . . . . . . . . . . . . . . . . . . .         2.2(a)
312(b) . . . . . . . . . . . . . . . . . . . . . . . . . . . .         2.2(b)
313. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            2.3
314(a) . . . . . . . . . . . . . . . . . . . . . . . . . . . .            2.4
314(b) . . . . . . . . . . . . . . . . . . . . . . . . . . . . Not Applicable
314(c) . . . . . . . . . . . . . . . . . . . . . . . . . . . .            2.5
314(d) . . . . . . . . . . . . . . . . . . . . . . . . . . . . Not Applicable
314(e) . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2.5, 3.2
314(f) . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2.1, 3.2
315(a) . . . . . . . . . . . . . . . . . . . . . . . . . . . .         3.1(d)
315(b) . . . . . . . . . . . . . . . . . . . . . . . . . . . .            2.7
315(c) . . . . . . . . . . . . . . . . . . . . . . . . . . . .            3.1
315(d) . . . . . . . . . . . . . . . . . . . . . . . . . . . .         3.1(d)
316(a) . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5.4(a), 2.6
316(b) . . . . . . . . . . . . . . . . . . . . . . . . . . . .            5.3
316(c) . . . . . . . . . . . . . . . . . . . . . . . . . . . .            2.2
317(a) . . . . . . . . . . . . . . . . . . . . . . . . . . . . Not Applicable
317(b) . . . . . . . . . . . . . . . . . . . . . . . . . . . . Not Applicable
318(a) . . . . . . . . . . . . . . . . . . . . . . . . . . . .         2.1(b)
318(b) . . . . . . . . . . . . . . . . . . . . . . . . . . . .            2.1
319(c) . . . . . . . . . . . . . . . . . . . . . . . . . . . .         2.1(a)

Note: This Cross-Reference Table shall not, for any purpose, be deemed to be a part of the Guarantee Agreement and shall not have any bearing on the interpretation of its terms or provisions.

               TRUST PREFERRED SECURITIES GUARANTEE AGREEMENT


          This GUARANTEE AGREEMENT (the "Trust Preferred Securities Guarantee"), dated as of July 30, 1998, is executed and delivered by WPS Resources Corporation, a Wisconsin corporation (the "Guarantor"), and State Street Bank and Trust Company, a Massachusetts trust company, not in its individual capacity but solely as trustee (the "Trust Preferred Guarantee Trustee"), for the benefit of the Holders (as defined herein) from time to time of the Trust Preferred Securities (as defined herein) of WPSR Capital Trust I, a Delaware statutory business trust (the "Issuer").

                            W I T N E S S E T H:

          WHEREAS, pursuant to an Amended and Restated Declaration of Trust (the "Declaration"), dated as of July 30, 1998, among the trustees of the Issuer named therein, the Guarantor, as sponsor, and the holders from time to time of undivided beneficial interests in the assets of the Issuer, the Issuer is issuing on the date hereof 2,000,000 preferred securities, having an aggregate liquidation amount of $50,000,000, designated the 7.00 % Trust Preferred Securities (the "Trust Preferred Securities");

          WHEREAS, as incentive for the Holders to purchase the Trust Preferred Securities, the Guarantor desires irrevocably and unconditionally to agree, to the extent set forth in this Trust Preferred Securities Guarantee, to pay to the Holders of the Trust Preferred Securities the Guarantee Payments (as defined herein) and to make certain other payments on the terms and conditions set forth herein; and

          WHEREAS, the Guarantor is also executing and delivering a guaranty agreement (the "Trust Common Securities Guarantee") in substantially identical terms to this Trust Preferred Securities Guarantee for the benefit of the holders of the Trust Common Securities (as defined herein), except that if an Event of Default (as defined in the Indenture), has occurred and is continuing, the rights of holders of the Trust Common Securities to receive Guarantee Payments under the Trust Common Securities Guarantee are subordinated to the rights of Holders of Trust Preferred Securities to receive Guarantee Payments under this Trust Preferred Securities Guarantee.

          NOW, THEREFORE, in consideration of the purchase by each Holder of Trust Preferred Securities, which purchase the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Trust Preferred Securities Guarantee for the benefit of the Holders.

                                 ARTICLE I
                       DEFINITIONS AND INTERPRETATION

SECTION 1.1    Definitions and Interpretation.
               ------------------------------

          In this Trust Preferred Securities Guarantee, unless the context otherwise requires:

          (a) capitalized terms used in this Trust Preferred Securities Guarantee but not defined in the preamble above have the respective meanings assigned to them in this Section 1.1;

          (b) a term defined anywhere in this Trust Preferred Securities Guarantee has the same meaning throughout;

          (c) all references to "the Trust Preferred Securities Guarantee" or "this Trust Preferred Securities Guarantee" are to this Trust Preferred Securities Guarantee as modified, supplemented or amended from time to time;

          (d) all references in this Trust Preferred Securities Guarantee to Articles and Sections are to Articles and Sections of this Trust Preferred Securities Guarantee, unless otherwise specified;

          (e) a term defined in the Trust Indenture Act has the same meaning when used in this Trust Preferred Securities Guarantee, unless otherwise defined in this Trust Preferred Securities Guarantee or unless the context otherwise requires; and

          (f) a reference to the singular includes the plural and vice versa.

          "Affiliate" has the same meaning as given to that term in Rule 405 of the Securities Act of 1933, as amended, or any successor rule thereunder.

          "Authorized Officer" of a Person means any Person that is authorized to bind such Person.

          "Business Day" means any day other than a day on which state or federal banking institutions in New York, New York, or Boston, Massachusetts, are authorized or required by law to close.

          "Corporate Trust Office" means the office of the Trust Preferred Guarantee Trustee at which the corporate trust business of the Trust Preferred Guarantee Trustee shall, at any particular time, be principally administered, which office at the date of execution of this Agreement is located at 2 International Place, 4th Floor, Boston, Massachusetts.

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          "Covered Person" means any Holder or beneficial owner of Trust
Preferred Securities.

          "Debentures" means the series of junior subordinated debt securities of the Guarantor designated the 7.00% Junior Subordinated Deferrable Interest Debentures due 2038 held by the Property Trustee (as defined in the Declaration) of the Issuer.

          "Direction" by a Person means a written direction signed: (a) if the Person is a natural person, by that Person; or (b) in any other case, in the name of such person by one or more Authorized Officers of that Person.

          "Event of Default" means a default by the Guarantor on any of its payment or other obligations under this Trust Preferred Securities Guarantee.

          "Guarantee Payments" means the following payments or distributions, without duplication, with respect to the Trust Preferred Securities, to the extent not paid or made by the Issuer: (i) any accrued and unpaid Distributions (as defined in the Declaration) that are required to be paid on such Trust Preferred Securities, to the extent the Issuer shall have funds available therefor, (ii) the redemption price, including all accrued and unpaid Distributions to the date of redemption (the "Redemption Price") to the extent the Issuer has funds available therefor, with respect to any Trust Preferred Securities called for redemption by the Issuer, and (iii) upon a voluntary or involuntary dissolution, liquidation, winding-up or termination of the Issuer (other than in connection with the distribution of Debentures to the Holders in exchange for Trust Preferred Securities as provided in the Declaration or the redemption of all of the Trust Preferred Securities upon maturity or redemption of Debentures), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid Distributions on the Trust Preferred Securities to the date of payment, to the extent the Issuer shall have funds available therefor, and (b) the amount of assets of the Issuer remaining available for distribution to Holders in liquidation of the Issuer (in either case, the "Liquidation Distribution"). If an event of default under the Indenture has occurred and is continuing, the rights of holders of the Trust Common Securities to receive payments under the Trust Common Securities Guarantee Agreement are subordinated to the rights of Holders of Trust Preferred Securities to receive Guarantee Payments.

          "Holder" shall mean any holder, as registered in the books and records of the Issuer, of any Trust Preferred Securities; provided however, that, in determining whether the holders of the requisite percentage of Trust Preferred Securities have given any request, notice, consent or waiver hereunder, "Holder" shall not include the Guarantor or any Affiliate of the Guarantor; and provided further, that in determining whether the Holders of the requisite liquidation amount of Trust Preferred Securities have voted on any matter provided for in this Trust Preferred Securities Guarantee, then for the purpose of such determination only (and not for any other purpose hereunder) if the Trust Preferred Securities remain in the form of one or more Global Certificates (as defined in the Declaration), the term "Holders" shall mean the holder of the Global Certificate acting at the direction of the Trust Preferred Security Beneficial Owners (as defined in the Declaration).

          "Indemnified Person" means the Trust Preferred Guarantee Trustee, any Affiliate of the Trust Preferred Guarantee Trustee, or any officers, directors, shareholders, members, partners, employees, representatives, nominees, custodians or agents of the Trust Preferred Guarantee Trustee.

          "Indenture" means the Indenture dated as of July 30, 1998 between the Guarantor (the "Debenture Issuer") and State Street Bank and Trust Company, as trustee, and any indenture supplemental thereto pursuant to which certain subordinated debt securities of the Debenture Issuer are to be issued to the Property Trustee of the Issuer.

          "Majority in liquidation amount of the Trust Preferred Securities" means, except as provided in the terms of the Trust Preferred Securities or by the Trust Indenture Act, a vote by Holder(s) of Trust Preferred Securities, voting separately as a class, of more than 50% of the liquidation amount (including the stated amount that would be paid on redemption, liquidation or otherwise, plus accrued and unpaid Distributions to the date upon which the voting percentages are determined) of all Trust Preferred Securities.

          "Officers' Certificate" means, with respect to any Person, a certificate signed by two Authorized Officers of such Person. Any Officers' Certificate delivered with respect to compliance with a condition or covenant provided for in this Trust Preferred Securities Guarantee shall include:

          (a) a statement that each officer signing the Officers' Certificate has read the covenant or condition and the definition relating thereto;

          (b) a brief statement of the nature and scope of the examination or investigation undertaken by each officer in rendering the Officers' Certificate;

          (c) a statement that each such officer has made such examination or investigation as, in such officer's opinion, is necessary to enable such officer to express an informed opinion as to whether or not such covenant or condition has been complied with; and

          (d) a statement as to whether, in the opinion of each such officer, such condition or covenant has been complied with.

          "Person" means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated association, or government or any agency or political subdivision thereof, or any other entity of whatever nature.

          "Responsible Officer" means, with respect to the Trust Preferred Guarantee Trustee, the chairman of the board of directors, president, any vice-president, any assistant vice-president, the secretary, any assistant secretary, the treasurer, any assistant treasurer, any trust officer or other officer of the Trust Preferred Guarantee Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of that officer's knowledge of and familiarity with the particular subject.

          "Successor Trust Preferred Guarantee Trustee" means a successor Trust Preferred Guarantee Trustee possessing the qualifications to act as Trust Preferred Guarantee Trustee under Section 4.1.

          "Trust Common Securities" means the securities representing common undivided beneficial interests in the assets of the Issuer.

          "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

          "Trust Preferred Guarantee Trustee" means State Street Bank and Trust Company until a Successor Trust Preferred Guarantee Trustee had been appointed and has accepted such appointment pursuant to the terms of this Trust Preferred Securities Guarantee and thereafter means each such Successor Trust Preferred Guarantee Trustee.

                                 ARTICLE II
                            TRUST INDENTURE ACT

SECTION 2.1    Trust Indenture Act; Application.
               --------------------------------

          (a) This Trust Preferred Securities Guarantee is subject to the provisions of the Trust Indenture Act that are required to be part of this Trust Preferred Securities Guarantee and shall, to the extent applicable, be governed by such provisions; and

          (b) If and to the extent that any provision of this Trust Preferred Securities Guarantee limits, qualifies or conflicts with the duties imposed by Sections 310 to 317, inclusive, of the Trust Indenture Act, such imposed duties shall control.

SECTION 2.2    Lists of Holders of Securities.
               ------------------------------

          (a) The Guarantor shall provide the Trust Preferred Guarantee Trustee with a list, in such form as the Trust Preferred Guarantee Trustee may reasonably require, of the names and addresses of the Holders of the Trust Preferred Securities ("List of Holders") as of such date, (i) within fourteen
(14) days after January 1 and June 30 of each year, and (ii) at any other time within 30 days of receipt by the Guarantor of a written request for a List of Holders as of a date no more than fourteen (14) days before such List of Holders is given to the Trust Preferred

Guarantee Trustee; provided, that the Guarantor shall not be obligated to provide such List of Holders at any time the List of Holders does not differ from the most recent List of Holders given to the Trust Preferred Guarantee Trustee by the Guarantor. The Trust Preferred Guarantee Trustee may destroy any List of Holders previously given to it on receipt of a new List of Holders.

          (b) The Trust Preferred Guarantee Trustee shall comply with its obligations under Sections 311(a), 311(b) and 312(b) of the Trust Indenture Act.

SECTION 2.3    Reports by the Trust Preferred Guarantee Trustee
               ------------------------------------------------

          On or before July 15 of each year, the Trust Preferred Guarantee Trustee shall provide to the Holders of the Trust Preferred Securities such reports as are required by Section 313 of the Trust Indenture Act. The Trust Preferred Guarantee Trustee shall also comply with the requirements of Section 313(d) of the Trust Indenture Act.

SECTION 2.4    Periodic Reports to Trust Preferred Guarantee Trustee
               -----------------------------------------------------

          The Guarantor shall provide to the Trust Preferred Guarantee
Trustee such documents, reports and information as required by Section 314 of the Trust Indenture Act (if any) and the compliance certificate required by
Section 314 of the Trust Indenture Act in the form, in the manner and at the times required by Section 314 of the Trust Indenture Act. Delivery of such reports, information and documents to the Trust Preferred Guarantee Trustee is for informational purposes only and the Trust Preferred Guarantee Trustee's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Guarantor's compliance with any of its covenants hereunder (as to which the Trust Preferred Guarantee Trustee is entitled to rely exclusively on officers' certificates).

SECTION 2.5    Evidence of Compliance with Conditions Precedent.
               ------------------------------------------------

          The Guarantor shall provide to the Trust Preferred Guarantee Trustee such evidence of compliance with such conditions precedent, if any, provided for in this Trust Preferred Securities Guarantee that relate to any of the matters set forth in Section 314(c) of the Trust Indenture Act. Any certificate or opinion required to be given by an officer pursuant to Section 314(c)(1) of the Trust Indenture Act may be given in the form of an Officers' Certificate.

SECTION 2.6    Events of Default; Waiver.
               -------------------------

          The Holders of a Majority in liquidation amount of the Trust Preferred Securities may, by vote, on behalf of the Holders of all of the Trust Preferred Securities, waive any past Event of Default and its consequences. Upon such waiver, any such Event of Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Trust Preferred Securities Guarantee, but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon.

SECTION 2.7    Event of Default; Notice.
               ------------------------

          (a) The Trust Preferred Guarantee Trustee shall, within 90 days after a Responsible Officer has knowledge of the occurrence of an Event of Default, transmit by mail, first class postage prepaid, to the Holders of the Trust Preferred Securities, notices of all Events of Default actually known to a Responsible Officer of the Trust Preferred Guarantee Trustee, unless such defaults have been cured before the giving of such notice, provided, that, the Trust Preferred Guarantee Trustee shall be protected in withholding such notice if and so long as a Responsible Officer of the Trust Preferred Guarantee Trustee in good faith determines that the withholding of such notice is in the interests of the Holders of the Trust Preferred Securities.

          (b) The Trust Preferred Guarantee Trustee shall not be deemed to have knowledge of any Event of Default unless the Trust Preferred Guarantee Trustee shall have received written notice, or a Responsible Officer of the Trust Preferred Guarantee Trustee charged with the administration of the Declaration shall have obtained actual knowledge, of such Event of Default.

SECTION 2.8    Conflicting Interests.
               ---------------------

          The Declaration shall be deemed to be specifically described in this Trust Preferred Securities Guarantee for the purposes of clause (i) of the first proviso contained in Section 310(b) of the Trust Indenture Act.

                                ARTICLE III
                        POWERS, DUTIES AND RIGHTS OF
                     TRUST PREFERRED GUARANTEE TRUSTEE

SECTION 3.1    Powers and Duties of the Trust Preferred Guarantee Trustee.
               ----------------------------------------------------------

          (a) This Trust Preferred Securities Guarantee shall be held by the Trust Preferred Guarantee Trustee for the benefit of the Holders of the Trust Preferred Securities, and the Trust Preferred Guarantee Trustee shall not transfer this Trust Preferred Securities Guarantee to any Person except a Holder of Trust Preferred Securities exercising his or her rights pursuant to
Section 5.4(b) or to a Successor Trust Preferred Guarantee Trustee on acceptance by such Successor Trust Preferred Guarantee Trustee of its appointment to act as Successor Trust Preferred Guarantee Trustee. The right, title and interest of the Trust Preferred Guarantee Trustee shall automatically vest in any Successor Trust Preferred Guarantee Trustee, and such vesting and cessation of title shall be effective whether or not conveyancing documents have been executed and delivered pursuant to the appointment of such Successor Trust Preferred Guarantee Trustee.

          (b) If an Event of Default actually known to a Responsible Officer of the Trust Preferred Guarantee Trustee has occurred and is continuing, the Trust Preferred Guarantee Trustee shall enforce this Trust Preferred Securities Guarantee for the benefit of the Holders of the Trust Preferred Securities.

          (c) The Trust Preferred Guarantee Trustee, before the occurrence of any Event of Default and after the curing of all Events of Default that may have occurred, shall undertake to perform only such duties as are specifically set forth in this Trust Preferred Securities Guarantee, and no implied covenants shall be read into this Trust Preferred Securities Guarantee against the Trust Preferred Guarantee Trustee. In case an Event of Default has occurred (that has not been cured or waived pursuant to Section 2.6) and is actually known to a Responsible Officer of the Trust Preferred Guarantee Trustee, the Trust Preferred Guarantee Trustee shall exercise such of the rights and powers vested in it by this Trust Preferred Securities Guarantee and use the same degree of care and skill in its exercise thereof, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

          (d) No provision of this Trust Preferred Securities Guarantee shall be construed to relieve the Trust Preferred Guarantee Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

          (i) prior to the occurrence of any Event of Default and after the curing or waiving of all such Events of Default that may have occurred:

               (A) the duties and obligations of the Trust Preferred Guarantee Trustee shall be determined solely by the express provisions of this Trust Preferred Securities Guarantee, and the Trust Preferred Guarantee Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Trust Preferred Securities Guarantee, and no implied covenants or obligations shall be read into this Trust Preferred Securities Guarantee against the Trust Preferred Guarantee Trustee; and

               (B) in the absence of bad faith on the part of the Trust Preferred Guarantee Trustee, the Trust Preferred Guarantee Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trust Preferred Guarantee Trustee and conforming to the requirements of this Trust Preferred Securities Guarantee; but in the case of any such certificates or opinions that by any provision hereof are specifically required to be furnished to the Trust Preferred Guarantee Trustee, the Trust Preferred Guarantee Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Trust Preferred Securities Guarantee;

          (ii) the Trust Preferred Guarantee Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Trust Preferred Guarantee Trustee, unless it shall be proved that the Trust Preferred Guarantee Trustee was negligent in ascertaining the pertinent facts upon which such judgment was made;

          (iii) the Trust Preferred Guarantee Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of not less than a Majority in liquidation amount of the Trust Preferred Securities relating to the time, method and place of conducting any proceeding for any remedy available to the Trust Preferred Guarantee Trustee, or exercising any trust or power conferred upon the Trust Preferred Guarantee Trustee under this Trust Preferred Securities Guarantee; and

          (iv) no provision of this Trust Preferred Securities Guarantee shall require the Trust Preferred Guarantee Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if the Trust Preferred Guarantee Trustee shall have reasonable grounds for believing that the repayment of such funds or liability is not reasonably assured to it under the terms of this Trust Preferred Securities Guarantee or indemnity, reasonably satisfactory to the Trust Preferred Guarantee Trustee, against such risk or liability is not reasonably assured to it.

SECTION 3.2    Certain Rights of Trust Preferred Guarantee Trustee.
               ---------------------------------------------------

          (a)  Subject to the provisions of Section 3.1:

          (i) The Trust Preferred Guarantee Trustee may conclusively rely, and shall be fully protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

          (ii) Any direction or act of the Guarantor contemplated by this Trust Preferred Securities Guarantee shall be sufficiently evidenced by a Direction or an Officers' Certificate.

          (iii) Whenever, in the administration of this Trust Preferred Securities Guarantee, the Trust Preferred Guarantee Trustee shall deem it desirable that a matter be proved or established before taking, suffering or omitting any action hereunder, the Trust Preferred Guarantee Trustee (unless other evidence is herein specifically prescribed) may, in the absence of bad faith on its part, request and conclusively rely upon an Officers' Certificate which, upon receipt of such request, shall be promptly delivered by the Guarantor.

          (iv) The Trust Preferred Guarantee Trustee shall have no duty to see to any recording, filing or registration of any instrument (or any rerecording, refiling or registration thereof).

          (v) The Trust Preferred Guarantee Trustee may consult with counsel, and the written advice or opinion of such counsel with respect to legal matters shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion. Such counsel may be counsel to the Guarantor or any of its Affiliates and may include any of its employees. The Trust Preferred Guarantee Trustee shall have the right at any time to seek instructions concerning the administration of this Trust Preferred Securities Guarantee from any court of competent jurisdiction.

          (vi) The Trust Preferred Guarantee Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Trust Preferred Securities Guarantee at the request or direction of any Holder, unless such Holder shall have provided to the Trust Preferred Guarantee Trustee such security and indemnity, reasonably satisfactory to the Trust Preferred Guarantee Trustee, against the costs, expenses (including attorneys' fees and expenses and the expenses of the Trust Preferred Guarantee Trustee's agents, nominees or custodians) and liabilities that might be incurred by it in complying with such request or direction, including such reasonable advances as may be requested by the Trust Preferred Guarantee Trustee; provided that, nothing contained in this Section 3.2(a)(vi) shall be taken to relieve the Trust Preferred Guarantee Trustee, upon the occurrence of an Event of Default, of its obligation to exercise the rights and powers vested in it by this Trust Preferred Securities Guarantee.

          (vii) The Trust Preferred Guarantee Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trust Preferred Guarantee Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit.

          (viii) The Trust Preferred Guarantee Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, nominees, custodians or attorneys, and the Trust Preferred Guarantee Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

          (ix) Any action taken by the Trust Preferred Guarantee Trustee or its agents hereunder shall bind the Holders of the Trust Preferred Securities, and the signature of the Trust Preferred Guarantee Trustee or its agents alone shall be sufficient and effective to perform any such action. No third party shall be required to inquire as to the authority of the Trust Preferred Guarantee Trustee to so act or as to its compliance with any of the terms and provisions of this Trust Preferred Securities Guarantee, both of which shall be conclusively evidenced by the Trust Preferred Guarantee Trustee's or its agent's taking such action.

          (x) Whenever in the administration of this Trust Preferred Securities Guarantee the Trust Preferred Guarantee Trustee shall deem it desirable to receive instructions with respect to enforcing any remedy or right or taking any other action hereunder, the Trust Preferred Guarantee Trustee (i) may request instructions from the Holders of a Majority in liquidation amount of the Trust Preferred Securities, (ii) may refrain from enforcing such remedy or right or taking such other action until such instructions are received, and (iii) shall be protected in conclusively relying on or acting in accordance with such instructions.

          (b) No provision of this Trust Preferred Securities Guarantee shall be deemed to impose any duty or obligation on the Trust Preferred Guarantee Trustee to perform any act or acts or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Trust Preferred Guarantee Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts or to exercise any such right, power, duty or obligation. No permissive power or authority available to the Trust Preferred Guarantee Trustee shall be construed to be a duty.

SECTION 3.3    Not Responsible for Recitals or Issuance of Guarantee
               -----------------------------------------------------

          The recitals contained in this Trust Preferred Securities
Guarantee shall be taken as the statements of the Guarantor, and the Trust Preferred Guarantee Trustee does not assume any responsibility for their correctness. The Trust Preferred Guarantee Trustee makes no representation as to the validity or sufficiency of this Trust Preferred Securities Guarantee.

                                 ARTICLE IV
                     TRUST PREFERRED GUARANTEE TRUSTEE

SECTION 4.1    Trust Preferred Guarantee Trustee; Eligibility.
               ----------------------------------------------

          (a) There shall at all times be a Trust Preferred Guarantee Trustee which shall:

          (i)  not be an Affiliate of the Guarantor; and

          (ii) be a corporation organized and doing business under the laws of the United States of America or any State or Territory thereof or of the District of Columbia, or a corporation or Person permitted by the Securities and Exchange Commission to act as an institutional trustee under the Trust Indenture Act, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least 50 million U.S.

     dollars ($50,000,000), and subject to supervision or examination by Federal, State, Territorial or District of Columbia authority. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the supervising or examining authority referred to above, then, for the purposes of this Section 4.1(a)(ii), the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

          (b) If at any time the Trust Preferred Guarantee Trustee shall cease to be eligible to so act under Section 4.1(a), the Trust Preferred Guarantee Trustee shall immediately resign in the manner and with the effect set out in Section 4.2(c).

          (c) If the Trust Preferred Guarantee Trustee has or shall acquire any "conflicting interest" within the meaning of Section 310(b) of the Trust Indenture Act, the Trust Preferred Guarantee Trustee and Guarantor shall in all respects comply with the provisions of Section 310(b) of the Trust Indenture Act.

SECTION 4.2    Appointment, Removal and Resignation of Trust Preferred
               -------------------------------------------------------
               Guarantee Trustee.
               -----------------

          (a) Subject to Section 4.2(b), the Trust Preferred Guarantee Trustee may be appointed or removed without cause at any time by the Guarantor.

          (b) The Trust Preferred Guarantee Trustee shall not be removed in accordance with Section 4.2(a) until a Successor Trust Preferred Guarantee Trustee has been appointed and has accepted such appointment by written instrument executed by such Successor Trust Preferred Guarantee Trustee and delivered to the Guarantor.

          (c) The Trust Preferred Guarantee Trustee appointed to office shall hold office until a Successor Trust Preferred Guarantee Trustee shall have been appointed or until its removal or resignation. The Trust Preferred Guarantee Trustee may resign from office (without need for prior or subsequent accounting) by an instrument in writing executed by the Trust Preferred Guarantee Trustee and delivered to the Guarantor, which resignation shall not take effect until a Successor Trust Preferred Guarantee Trustee has been appointed and has accepted such appointment by instrument in writing executed by such Successor Trust Preferred Guarantee Trustee and delivered to the Guarantor and the resigning Trust Preferred Guarantee Trustee.

          (d) If no Successor Trust Preferred Guarantee Trustee shall have been appointed and accepted appointment as provided in this Section 4.2 within 60 days after delivery to the Guarantor of an instrument of resignation, the resigning Trust Preferred Guarantee Trustee may petition any court of competent jurisdiction for appointment of a Successor Trust Preferred Guarantee Trustee. Such court may thereupon, after prescribing such notice, if any, as it may deem proper, appoint a Successor Trust Preferred Guarantee Trustee.

          (e) No Trust Preferred Guarantee Trustee shall be liable for the acts or omissions to act of any Successor Trust Preferred Guarantee Trustee.

          (f)  Upon termination of this Trust Preferred Securities
Guarantee or removal or resignation of the Trust Preferred Guarantee Trustee pursuant to this Section 4.2, the Guarantor shall pay to the Trust Preferred Guarantee Trustee all amounts accrued to the date of such termination, removal or resignation.

SECTION 4.3    Compensation and Reimbursement of Expenses of Trust Preferred
               -------------------------------------------------------------
               Guarantee Trustee.
               -----------------

          The Guarantor covenants and agrees to pay to the Trust Preferred Guarantee Trustee from time to time, and the Trust Preferred Guarantee Trustee shall be entitled to, such compensation as shall be agreed to in writing between the Guarantor and the Trust Preferred Guarantee Trustee (which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust), and the Guarantor will pay or reimburse the Trust Preferred Guarantee Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trust Preferred Guarantee Trustee in accordance with any of the provisions of this Trust Preferred Securities Guarantee (including the reasonable compensation and the expenses and disbursements of its counsel and of all persons not regularly in its employ) except any such expense, disbursement or advance as may arise from its negligence or bad faith.

                                 ARTICLE V
                                 GUARANTEE

SECTION 5.1    Guarantee.
               ---------

          The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments (without duplication of amounts theretofore paid by the Issuer), as and when due, regardless of any defense, right of setoff or counterclaim that the Issuer may have or assert. The Guarantor's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Issuer to pay such amounts to the Holders.

SECTION 5.2    Waiver of Notice and Demand.
               ---------------------------

          The Guarantor hereby waives notice of acceptance of this Trust Preferred Securities Guarantee and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Issuer or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

SECTION 5.3    Obligations Not Affected.
               ------------------------

          The obligations, covenants, agreements and duties of the Guarantor under this Trust Preferred Securities Guarantee shall be absolute and unconditional and shall remain in full force and effect until the entire liquidation amount of all outstanding Trust Preferred Securities shall have been paid and shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

          (a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Issuer of any express or implied agreement, covenant, term or condition relating to the Trust Preferred Securities to be performed or observed by the Issuer;

          (b) the extension of time for the payment by the Issuer of all or any portion of the Distributions, Redemption Price, Liquidation Distribution or any other sums payable under the terms of the Trust Preferred Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Trust Preferred Securities (other than an extension of time for payment of Distributions, Redemption Price, Liquidation Distribution or other sum payable that results from the extension of any interest payment period on the Debentures;

          (c) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Trust Preferred Securities, or any action on the part of the Issuer granting indulgence or extension of any kind;

          (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Issuer or any of the assets of the Issuer;

          (e) any invalidity of, or defect or deficiency in, the Trust Preferred Securities;

          (f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or

          (g) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 5.3 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

          There shall be no obligation of the Holders to give notice to, or obtain consent of, the Guarantor with respect to the happening of any of the foregoing. No setoff, counterclaim, reduction, or diminution of any obligation or any defense of any kind or nature that the Guarantor has or may have against any Holder shall be available hereunder to the Guarantor against such Holder to reduce the payments to it under the Trust Preferred Securities Guarantee.

SECTION 5.4    Rights of Holders.
               -----------------

          (a) The Holders of a Majority in liquidation amount of the Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trust Preferred Guarantee Trustee in respect of this Trust Preferred Securities Guarantee or exercising any trust or power conferred upon the Trust Preferred Guarantee Trustee under this Trust Preferred Securities Guarantee.

          (b) If the Trust Preferred Guarantee Trustee fails to enforce this Trust Preferred Securities Guarantee, then any Holder of Trust Preferred Securities may institute a legal proceeding directly against the Guarantor to enforce the Trust Preferred Guarantee Trustee's rights under this Trust Preferred Securities Guarantee without first instituting a legal proceeding against the Issuer, the Trust Preferred Guarantee Trustee or any other person or entity. The Guarantor hereby waives any right or remedy to require that any action on this Trust Preferred Securities Guarantee be brought first against the Issuer or any other person or entity before proceeding directly against the Guarantor.

SECTION 5.5    Guarantee of Payment.
               --------------------

          This Trust Preferred Securities Guarantee creates a guaranty of payment and not of collection.

SECTION 5.6    Subrogation.
               -----------

          The Guarantor shall be subrogated to all (if any) rights of the Holders of Trust Preferred Securities against the Issuer in respect of any amounts paid to such Holders by the Guarantor under this Trust Preferred Securities Guarantee; provided, however, that the Guarantor shall not (except
                      --------  -------
to the extent required by mandatory provisions of law) be entitled to enforce or exercise any right that it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Trust Preferred Securities Guarantee, if, at the time of any such payment, any amounts are due and unpaid under this Trust Preferred Securities Guarantee. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders.

SECTION 5.7    Independent Obligations.
               -----------------------

          The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Issuer with respect to the Trust Preferred Securities, and that the Guarantor shall be liable as principal and as debtor hereunder to make Guarantee Payments pursuant to the terms of this Trust Preferred Securities Guarantee notwithstanding the occurrence of any event referred to in subsections (a) through (g), inclusive, of
Section 5.3 hereof.

                                 ARTICLE VI
                 LIMITATION OF TRANSACTIONS; SUBORDINATION

SECTION 6.1    Limitation of Transactions.
               --------------------------

          So long as any Trust Preferred Securities remain outstanding, if there shall have occurred an Event of Default or an event of default under the Declaration ("Declaration Event of Default"), then (a) the Guarantor shall not declare or pay any dividend on, make any distribution with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (other than (i) repurchases or acquisitions of the Guarantor's common shares as contemplated by any employment arrangement, benefit plan or other similar contract with or for the benefit of employees, officers or directors entered into in the ordinary course of business, (ii) repurchases of the Guarantor's common shares as contemplated by the Guarantor Stock Investment Plan or Guarantor Deferred Compensation Plan, as in effect immediately prior to the occurrence of such Event of Default or such Declaration Event of Default, (iii) as a result of an exchange or conversion of any class or series of the Guarantor's capital stock for the Guarantor's common shares, provided that such class or series of the Guarantor's capital stock was outstanding prior to the occurrence of such Event of Default or such Declaration Event of Default, (iv) the purchase of fractional interests in shares of the Guarantor's capital stock pursuant to the conversion or exchange provisions of such Guarantor capital stock or the security being converted or exchanged, provided that such Guarantor capital stock or security was outstanding prior to the occurrence of such Event of Default or such Declaration Event of Default, or (v) the payment of any stock dividend where the dividend is paid in the form of the same stock as that on which the dividend is paid), (b) the Guarantor shall not directly or indirectly, and shall not allow any of its Subsidiaries to, make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Guarantor that rank pari passu with or junior to the Debentures, and (c) the Guarantor shall not make guaranty payments with respect to the foregoing (other than pursuant to this Trust Preferred Securities Guarantee Agreement).

SECTION 6.2    Ranking.
               -------

          This Trust Preferred Securities Guarantee will constitute an unsecured obligation of the Guarantor and will rank (i) subordinate and junior in right of payment to all other liabilities of the Guarantor, including the Debentures, except those liabilities of the Guarantor made pari passu or subordinate by their terms, (ii) pari passu with the most senior preferred or preference stock, if any, hereafter issued by the Guarantor and with any guaranty now or hereafter entered into by the Guarantor in respect of any preferred or preference securities of any Affiliate of the Guarantor, and
(iii) senior to the Guarantor's common stock. If an Event of Default has occurred and is continuing under the Declaration, the rights of the holders of the Trust Common Securities to receive any payments under the Trust Common Securities Guarantee shall be subordinate to the rights of the Holders of Trust Preferred Securities to receive Guarantee Payments hereunder.

                                ARTICLE VII
                                TERMINATION

SECTION 7.1    Termination.
               -----------

          This Trust Preferred Securities Guarantee shall terminate upon (i) full payment of the Redemption Price of all Trust Preferred Securities, (ii) the distribution of the Debentures to the Holders of all of the Trust Preferred Securities or (iii) full payment of the amounts payable in accordance with the Declaration upon dissolution of the Issuer. Notwithstanding the foregoing, this Trust Preferred Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any Holder of Trust Preferred Securities must restore payment of any sums paid under the Trust Preferred Securities or under this Trust Preferred Securities Guarantee.

                                ARTICLE VIII
                              INDEMNIFICATION

SECTION 8.1    Exculpation.
               -----------

          (a) No Indemnified Person shall be liable, responsible or accountable in damages or otherwise to the Guarantor or any Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Person in good faith in accordance with this Trust Preferred Securities Guarantee and in a manner that such Indemnified Person reasonably believed to be within the scope of the authority conferred on such Indemnified Person by this Trust Preferred Securities Guarantee or by law, except that an Indemnified Person shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Person's negligence or willful misconduct with respect to such acts or omissions.

          (b) An Indemnified Person shall be fully protected in relying in good faith upon the records of the Guarantor and upon such information, opinions, reports or statements presented to the Guarantor by any Person as to matters the Indemnified Person reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Guarantor, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which Distributions to Holders of Trust Preferred Securities might properly be paid.

SECTION 8.2    Indemnification.
               ---------------

          The Guarantor agrees to indemnify each Indemnified Person for, and to hold each Indemnified Person harmless against, any loss, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the trust or trusts hereunder, including the costs and expenses (including reasonable legal fees and expenses) of defending itself against, or investigating, any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder. The obligation to indemnify as set forth in this Section
8.2 shall survive the termination of this Trust Preferred Securities
Guarantee.

                                 ARTICLE IX
                               MISCELLANEOUS

SECTION 9.1    Successors and Assigns.
               ----------------------

          All guaranties and agreements contained in this Trust Preferred Securities Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders of the Trust Preferred Securities then outstanding.

SECTION 9.2    Amendments.
               ----------

          Except with respect to any changes that do not adversely affect the rights of Holders (in which case no consent of Holders will be required), this Trust Preferred Securities Guarantee may only be amended with the prior approval of the Holders of at least a Majority in liquidation amount (including the stated amount that would be paid on redemption, liquidation or otherwise, plus accrued and unpaid Distributions to the date upon which the voting percentages are determined) of all the outstanding Trust Preferred Securities. The provisions of Section 12.2 of the Declaration with respect to meetings of Holders of the Securities apply to the giving of such approval.

SECTION 9.3    Notices.
               -------

          All notices provided for in this Trust Preferred Securities Guarantee shall be in writing, duly signed by the party giving such notice, and shall be delivered, telecopied or mailed by registered or certified mail, as follows:

          (a) If given to the Trust Preferred Guarantee Trustee, at the Trust Preferred Guarantee Trustee's mailing address set forth below (or such other address as the Trust Preferred Guarantee Trustee may give notice of to the Holders of the Trust Preferred Securities):

               State Street Bank and Trust Company
               Two International Place, 4th Floor
               P.O. Box 778
               Boston, Massachusetts  02102-0778
               Attention:  Corporate Trust Department

          (b) If given to the Guarantor, at the Guarantor's mailing address set forth below (or such other address as the Guarantor may give notice of to the Holders of the Trust Preferred Securities):

               WPS Resources Corporation
               700 North Adams Street
               P.O. Box 19001
               Green Bay, Wisconsin  54307-9001
               Attention: Treasurer

          (c) If given to any Holder of Trust Preferred Securities, at the address set forth on the books and records of the Issuer.

          All such notices shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first class mail, postage prepaid except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.

SECTION 9.4    Benefit.
               -------

          This Trust Preferred Securities Guarantee is solely for the benefit of the Holders of the Trust Preferred Securities and, subject to
Section 3.1(a), is not separately transferable from the Trust Preferred Securities.

SECTION 9.5    Governing Law.
               -------------

          THIS TRUST PREFERRED SECURITIES GUARANTEE SHALL BE GOVERNED BY,
AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

          THIS TRUST PREFERRED SECURITIES GUARANTEE is executed as of the day and year first above written.

                              WPS RESOURCES CORPORATION
                              as Guarantor



                              By:     /s/ Larry L. Weyers
                                      -------------------------------------
                              Name:   Larry L. Weyers
                              Title:  Chairman, President and
                                      Chief Executive Officer



                              STATE STREET BANK AND TRUST COMPANY
                              not in its individual capacity but
                              solely as Trust Preferred Guarantee Trustee



                              By:     /s/ Paul D. Allen
                                      --------------------------------------
                              Name:   Paul D. Allen
                              Title:  Vice President